UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 18, 2009

BioMarin Pharmaceutical Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-26727	68-0397820
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

105 Digital Drive, Novato, California	94949
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (415) 506-6700

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On March 18, 2009, BioMarin Pharmaceutical, Inc., (the “Company”) entered into an employment agreement with Henry J. Fuchs, its newly appointed Senior Vice President and Chief Medical Officer (the “Employment Agreement”).

The Employment Agreement provides for an initial annual base salary of $410,000. Dr. Fuchs is also eligible to participate in the Company’s employee bonus program with such targets and metrics as may be approved by the board of directors from time to time. For the 2009 bonus plan, Dr. Fuchs’ target bonus will be 40% of his base salary. Dr. Fuchs is entitled to severance under the terms of the Employment Agreement if (a) the Company terminates his employment without cause, (b) he becomes disabled, or (c) he terminates his employment for a good reason, including (i) a substantial reduction in his duties, status or reporting structure, (ii) a relocation of his assigned office more than 50 miles from Novato, California, (iii) a decrease in his base salary or material decrease in his Company benefits in the aggregate, other than as part of a reduction (not exceeding 25%) that equitably applies to all of the Company’s executive officers, or (iv) a material breach of his employment agreement by the Company.

The foregoing description of the Employment Agreement does not purport to be a complete description and is qualified in its entirety by reference to the full text of the Employment Agreement that is attached hereto as Exhibit 10.1 of this Current Report, and is incorporated by reference into this Item 1.01.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit 10.1	Employment Agreement dated March 18, 2009 with Henry J. Fuchs.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BioMarin Pharmaceutical Inc.,
a Delaware corporation

Date: March 23, 2009	By:	/s/ Eric Davis
G. Eric Davis
Vice President, General Counsel